Exhibit 10.1

MASTER DISTRIBUTION AGREEMENT

This Distribution Agreement (“Agreement”) is made this 2nd day of July (the “Effective Date”), between ISFLST, Inc, a Delaware corporation (“Distributor”) and Mangoceuticals, Inc., a Texas corporation (“Supplier”). Supplier and Distributor may be referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, Supplier is the owner of a brand of men’s health and wellness pharmaceutical based products manufactured and produced in a 3rd-party 503A pharmacy in the United States under the brand name “MangoRx” and identified in Exhibit A (collectively, the “Products”). Parties may from time to time add new and private labeled products to this Exhibit; and

WHEREAS, Distributor is a health and wellness company that distributes specified regenerative medicine Products and supplies to a variety of Markets located outside of the United States. The specific Market for each Product (the “Market”) is identified in Exhibit B; and

WHEREAS, Supplier and Distributor are developing a collaborative arrangement with a goal of expanding their capacities and market; and

WHEREAS, Supplier desires to sell Products to Distributor for resale into the Market; and

WHEREAS, Distributor desires to purchase the Products and resell them (as further described below) on the terms and conditions set forth in this Agreement, these Recitals being incorporated into and made a part of the Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants, promises and agreements contained herein, and other valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.	Appointment of Distributor. Supplier hereby appoints Distributor as an authorized Distributor of the Products to the Market in accordance with the terms and conditions of this Agreement. Distributor shall use commercially reasonable efforts to sell and promote the sale of the Products to the Market. Distributor may appoint sub-Distributors in the Market at its own risk, expense and supervision. Distributor warrants that any sub-Distributor shall be subject to all standards, rules, regulations and terms and conditions of this Agreement. Distributor will notify Supplier in writing of any sub-Distributors it appoints. Supplier agrees not to circumvent Distributor’s exclusivity in any way, including but not limited to: (i) appointing any other person or entity as a Distributor of the Products in the Market; or (ii) offering the Products in its own market facing brand or a different brand to the Market, except pursuant to a prior written agreement by the Parties. Supplier acknowledges and agrees that breach of the exclusivity rights granted hereunder would cause irreparable harm and damage to Distributor and that such damage may not be ascertainable in money damages and that as a result thereof Distributor would be entitled to seek from a court equitable or injunctive relief restraining any breach or future violation of the terms contained herein by Supplier without the necessity of proving actual damages and without bond. Such right to equitable relief is in addition to whatever remedies Distributor may be entitled to as a matter of law or equity, including money damages.

2.	Grant of License.
	a.	License: Supplier hereby grants to Distributor a non-exclusive, non-transferable right and license to:
		i.	Market, sell, and distribute the Products to End Users within the Market; and
		ii.	Grant sub-licenses of these rights to third parties (Sub-Distributors) within the Market, subject to the terms and conditions of this Agreement and Supplier’s prior written consent.
	b.	Exclusivity: Supplier may provide exclusivity for the Markets defined in Exhibit A to Distributor upon attainment of milestones to be agreed upon by the Parties.
	c.	Limitations on Sub-Licensing: Any sub-licenses granted by the Distributor to Sub-Distributors shall:
		i.	Be in writing and expressly incorporate the terms and conditions of this Agreement;
		ii.	Not grant any rights to the Sub-Distributor that are greater than the rights granted to the Distributor under this Agreement; and
		iii.	Provide that any breach of the sub-license by the Sub-Distributor shall be deemed a breach of this Agreement by the Distributor.
	d.	Reservation of Rights: Except for the rights expressly granted in this Section, Supplier reserves all other rights, title, and interest in and to the Products, including all intellectual property rights.

3.	Prices and Terms. Distributor shall pay Supplier for the products and performance of services hereunder as follows.
	a.	Distributor will provide Supplier with a Purchase Order outlining the mutually agreed upon quantity, pricing and shipping/delivery arrangements for the Products between the Supplier and Distributor.
	b.	Supplier shall invoice Distributor for its Products in accordance with the terms of the Purchase Order, unless amended in writing by the Parties.
	c.	Supplier shall submit invoices to Distributor no later than 10 days prior to the anticipated shipping or delivery date of the Products to the location defined in the Distributor’s purchase order.
	d.	Each invoice will be paid to the Supplier within 2 days of the Products anticipated shipping or delivery date.

All payments shall be made in U.S. dollars as directed. The Parties shall be responsible for their own taxes of any kind or nature excluding taxes and fees incurred to deliver the Products to the end client, such as all VAT, sales taxes, use taxes and charges of any kind imposed by any federal, state or local government entity for Products or Services provided under this Agreement. Distributor shall have the right, upon reasonable notice, to conduct an inspection of the Products in order to confirm the requested Products are as purchased in accordance with the Purchase Order.

4.	Terms and Conditions of Sales. All prices of the Products are FOB origin/Supplier. The Parties agree that Distributor will handle all billing and account receivables. Any applicable discounts or rebates are payments which are subject to the disclosure requirements as “discounts or other reductions in price” under the provisions of 42 U.S.C. § 1320a-7b(b)(3)(A). Accordingly, Distributor agrees that it will inform its Customers who participate in federal and state health care programs and purchase the Products that they must submit claims or requests for payment in a manner reasonably calculated to give notice of the obligation to report discounts and to provide information upon request as set forth in 42 CFR §1001.952(h)(1). Distributor also agrees that it will refrain from doing anything that would impede its Customers’ ability to meet its obligations under 42 CFR § 1001.952(h).

5.	Order Acceptance and Response Timeframe
5.1 Order Acceptance: All orders for Products placed by the Distributor are subject to acceptance by the Supplier.

5.2 Response Time: The Supplier will communicate acceptance or denial of the order to the Distributor within three (3) business days of receiving the order. If the Supplier fails to provide a response within this period, the order will be deemed accepted by the Supplier.

5.3 Notification of Delays: If factors beyond the Supplier’s control prevent timely acceptance or denial, the Supplier will promptly notify the Distributor. Both Parties will then mutually agree on a revised timeframe for the Supplier’s response.

5.4 Shipping Designation: Each purchase order must specify the locations for shipment of all Products within the designated Market.

5.5 Returns and Freight Costs: The Distributor or the Distributor’s Customers may return Products that do not conform to the warranties or that are shipped in error. The Supplier will bear all associated return freight costs.

6.	Term. The term of this Agreement shall continue for three (3) years from the Effective Date (“Initial Term”) unless sooner terminated in accordance with Section 18 herein. Upon the expiration of the Initial Term, this Agreement shall automatically be extended for three (3) additional one (1) year terms (each, a “Renewal Term;” the Initial Term and each Renewal Term shall be collectively referred to as the (“Term”), unless either party gives written notice to terminate to the other party at least ninety days (90) days prior to the end of the Initial Term or any Renewal Term. If Distributor sells the company or a majority interest in the company during the term of this contract then Supplier shall have a right to terminate the agreement effective immediately upon execution of such sale; however, Supplier will continue to fulfill Distributor’s existing customer contracts for the sale of Products until those agreement(s) terminate with no further liability hereunder, except for such claims and obligations that arose prior to the date of termination.

7.	Confidentiality. During the term of this Agreement, and for a period of two (2) years thereafter, each Party agrees to treat all proprietary non-public information pertaining to this Agreement and the relationship created thereunder, as confidential and will not disclose any information, written or oral, obtained as a result of this Agreement and the relationship created thereunder, to any third parties without the other Party’s prior written consent, except as authorized hereunder or required by applicable law or regulations.

8.	Warranties and Representations of Supplier. Supplier represents warrants and covenants to Distributor as follows:

	a.	All Products will be new, merchantable and free from defects in material, packaging, labeling and workmanship

b.	All Products will be manufactured, tested, packaged, labeled, stored, imported, assembled, shipped and invoiced in compliance with this Agreement
c.	All Products will conform to the specifications, samples, drawings and other written documentation for the Products that are provided by Supplier to Distributor, and to any other specifications agreed to by Supplier and Distributor
d.	All Products will be packaged, labeled and shipped in accordance with Distributor’s instructions
e.	No Product will be counterfeit nor will any Product or any advertising or marketing materials related to any Product infringe on the patent, trademark, copyright, trade secret or other rights of any third- party
f.	Supplier will acquire sole and exclusive ownership of all rights, title and interests in and to all Products delivered to Distributor, free and clear of all liens, security interests and encumbrances
g.	No Product will be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act.
h.	The Supplier shall provide to Distributor its best possible, preferred pricing on all Products, including any Products outside the scope of Exhibit A hereto and Distributor shall be allowed to pursue alternative sources for any and all Products should Supplier not provide competitive or best pricing.
i.	All Products, including, but not limited to, medical devices or other prescribed medical Products shall comply and be certified as to their strict adherence to all applicable federal, state and local laws, regulations, and requirements for each device or Product.

9.	Warranties and Representations of Distributor. Distributor represents warrants and covenants to Supplier as follows:
	a.	No product will be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic act after the Distributor receives title of the product.
	b.	No product shall be repackaged.
	c.	No product labeling or claims, other than those specified by the Supplier as approved labeling claims shall be utilized by the Distributor. Product labeling constitutes any information provided to label, describe and detail the Product whether it be verbally communicated, written, electronic, printed and/or video.

10.	Indemnification. Distributor shall defend, indemnify and hold harmless Supplier against any and all liability, loss, damages, injuries, costs and expenses, including reasonable legal expenses, of whatever nature in connection with any claim which might be asserted against Supplier resulting from breach of this Agreement by Distributor, or resulting from any representations and warranties regarding the Products made by any Customer by Distributor which Supplier has neither made to Distributor in writing nor authorized Distributor in writing to make to any third party.

Supplier agrees to indemnify and hold harmless Distributor against any and all liability, loss, damages, injuries, costs and expenses, including reasonable legal expenses, of whatever nature arising out of any third party claim for personal injury or death where a Product supplied under this Agreement, or the gross negligence or willful misconduct of Supplier is alleged to have caused or contributed to the injury or death to such third party, but only to the extent such loss, damage, injury, cost or expense is caused by the gross negligence or willful misconduct of Supplier.

The Parties agree that the indemnification provisions provided in this Section 10 shall survive the termination of this Agreement.

11.	Support. Supplier agrees to provide reasonable consultation to Distributor in a timely fashion concerning technical aspects and use of the Products as needed by Distributor. Additionally, Supplier agrees to provide promotional and marketing support to Distributor in support of international sales, to include but not limited to, providing promotional videos and keynote speakers by physician and executive influencers.

12.	Insurance. At all times during the term of the Agreement, each Party agrees to procure and maintain commercial general liability insurance, including products and contractual liability coverage, in such amounts as is normal and customary in the Market for Parties similarly situated. The Parties shall, upon written request, furnish a certificate of insurance evidencing the foregoing coverage and limits, stating that the insurer shall give the other Party thirty (30) days prior written notice of any cancellation or non-renewal in coverage. The obligations of this Section 12 shall survive the termination of this Agreement.

13.	Disclaimer of Warranty. WITH EXCEPTION OF ANY MANUFACTURERS WARRANTY, THE PARTIES DO NOT PROVIDE ANY WARRANTY FOR THE PRODUCTS, OR ANY SERVICES DESCRIBED HEREIN. ALL PRODUCTS AND SERVICES OF THE PARTIES ARE PROVIDED “AS IS”, WITHOUT WARRANTY OF ANY KIND, EXPRESSED OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE (INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, TITLE OR NON-INFRINGEMENT).

14.	Limitation of Liability. NEITHER PARTY NOR ITS AFFILIATES AND LICENSORS SHALL HAVE NO LIABILITY WITH RESPECT TO THIS AGREEMENT OR OTHERWISE FOR SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING DAMAGES FOR LOSS OF BUSINESS AND LOSS OF PROFITS, BUSINESS INTERRUPTION AND EVEN IF SUCH PARTIES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

15.	Waiver and Delay. No waiver by either Party of any breach or series of breaches or defaults in performance by the other Party, and no failure, refusal or neglect of either Party to exercise any right, power, or option given to it hereunder or to insist upon strict compliance with or performance of either Party’s obligations under this Agreement, shall constitute a waiver of the provisions of this Agreement with respect to any subsequent breach thereof or a waiver by either Party of its right at any time thereafter to require exact and strict compliance with the provisions thereof.

16.	Intellectual Property Rights. Nothing in this Agreement shall be construed as giving the Distributor any license or right in trademarks, patents, designs and copyrights or other intellectual property belonging to the Supplier.

17.	Non-Solicitation Provision: Customers and Business Affiliations. During the initial term of this Agreement, and any renewal terms, and for a period of two (2) years after termination of this Agreement, whether by lapse of time or otherwise, Supplier shall not, solicit or call upon any Customer or Client or potential Customer or Client of Distributor for the purpose of brokering, soliciting, selling or responding to any Request for Proposal or Request for Quote for any Products, other products or services to that Customer or Client or prospective Customer or Client of Distributor within any and all territories in which Distributor regularly markets, solicits, sells and provides products and services, or within any and all territories which Supplier has actual or constructive knowledge that Distributor intends to solicit, market, sell or distribute its products and services.

18.	Termination. Either Party shall have the right to terminate this Agreement immediately, if the other Party has in any way materially breached this Agreement and failed to cure such breach within ninety (90) days of written notice thereof or becomes insolvent. In the event of a material breach, in addition to the rights provided herein, each Party may take whatever additional actions as are available to such Party at law or in equity, and in connection with such actions, recover any and all damages to such Party for the non- breaching Party’s violation or breach of this Agreement. Upon termination in accordance with this Agreement by Supplier, Distributor agrees that Supplier will not be liable to Distributor for any compensation, damages or other claims of any nature arising out of a termination, including, without limitation, claims based on expenditures or investments made by Distributor or good will created by Distributor.

If for any reason this Agreement shall be terminated:

	a.	Any Products delivered to the Distributor or to be delivered to the Distributor’s Customer per the Distributor’s purchase order and during the notice period may be utilized by the Distributor to meet its Customers’ purchase orders;
	b.	The Distributor will return to the Supplier all promotional and confidential material provided by the Supplier to the Distributor relating to the Products;

19.	Miscellaneous.

19.1 The Parties shall perform all of their duties under this Agreement as independent contractors. Except as specifically set forth herein, nothing in this Agreement shall be construed to give either Party the power to direct or control the daily activities of the other Party, or to constitute the Parties as principal and agent, employer and employee, franchiser and franchisee, partners, joint ventures, co-owners, or otherwise as participants in a joint undertaking. The Parties understand and agree that, except as specifically provided in this Agreement, neither Party grants the other Party the authority to make or give any agreement, statement, representation, warranty, or other commitment on behalf of the other Party, or to enter into any contract or otherwise incur any liability or obligation, express or implied, on behalf of the other Party, or to transfer, release, or waive any right, title, or interest of such other Party. The employees of each Party shall not be considered employees of the other and shall not be eligible for any benefits given by the other to its employees.

19.2 Distributor agrees if the Agreement is ultimately determined to be one to which §1861(v)(1)(I) of the Social Security Act (the “Act”) as amended applies, to provide access to books and records and perform such other obligations as may be specified for subcontractors in that section of the Act or in any regulations promulgated thereunder.

19.3 Each Party agrees that:

19.3.1 If any Party is prevented from or interfered with in any material manner in fully performing its duties under this Agreement due to law, act of God, labor controversy or any other similar or dissimilar cause beyond the reasonable control of the Party claiming inability to perform (each a “Force Majeure”), then that Party’s obligations will be suspended as often as any Force Majeure event occurs and during the periods of time that those events exist. Any non-performance due to Force Majeure is not a breach of this Agreement. In order to benefit from the provisions of this Section, the Party claiming Force Majeure must notify the other reasonably promptly in writing of the Force Majeure condition.

19.3.2 If any event of Force Majeure, in the reasonable judgment of the parties, is of a severity or duration such that it materially reduces the value of this Agreement, then this Agreement may be terminated without liability or further obligation of either Party (except for any obligation expressly intended to survive the terms of this Agreement).

19.3.3 All notices, statements, reports required or permitted by this Agreement must be in writing and shall be deemed to have been effectively given and received: (i) five (5) business days after the date of mailing if sent by registered or certified U.S. Mail, postage prepaid, return receipt requested; (ii) when transmitted if sent by facsimile, provided a confirmation of transmission is produced by the sending machine and a copy of such facsimile is promptly sent by another means set forth in this section; (iii) when delivered, if delivered personally or sent by express courier service or overnight delivery by a nationally recognized carrier to the other Party. Such notices shall be sent to the address set forth below or such other address as either Party may subsequently request in writing:

Supplier:	Mangoceuticals, Inc
Attn: Jacob Cohen
11510 Dallas Parkway, Suite 600
Dallas, TX 75230

Distributor:	ISFLST, Inc
Attn: Barry Lingelbach
3401 Mallory Ln, Ste 100
Franklin, TN 37067
barry.lingelbach@isflst.org

19.4 Neither Supplier nor Distributor may assign this Agreement, in whole or in part, without the other Party’s prior written consent which consent shall not be unreasonably withheld or delayed.

19.5 If any provision of this Agreement is declared null, void, or otherwise unenforceable, that provision will be deemed severed from this Agreement, and the remainder of this Agreement will remain enforceable.

19.6 In the event that performance under this Agreement is or becomes unlawful or has a significant probability of causing either Party to be in violation of any state or federal law, as a result of any law, court decision or interpretation, rule or regulation, enacted, promulgated, decreed or rendered by any federal or state court or administrative agency, the Parties shall in good faith restructure the Agreement by mutual agreement to comply in all respects with the law, rule, regulation or interpretation or other directive, and the Parties shall thereafter be bound by the changes in the Agreement. To the maximum extent possible, any such amendment shall preserve the underlying economic and financial arrangements between the parties. If the Agreement cannot be modified in a manner to comply with the change of law, rule, regulation or interpretation, then this Agreement shall terminate under the provisions above.

19.7 This Agreement:

19.7.1 represents the entire agreement between the Parties with respect to this subject matter and supersedes any previous or contemporaneous oral or written agreements regarding this subject matter;

19.7.2 excludes any subsequent inconsistent or different terms and conditions asserted in any purchase order, form or other writing submitted by Distributor, for its convenience or otherwise; and

19.7.3 May be amended or modified only by a written instrument signed by a duly authorized agent of each Party.

	19.8	This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute together one and the same document.

	19.9	All press releases, publicity, marketing or sales materials, or other materials developed by or on behalf of either Party that refer to this Agreement or use the name or trademark of the other Party shall be subject to prior review and approval by such other Party except that either Party shall have the right, subject to Section 6, to make accurate factual reference to the existence of a relationship with the other Party without specific authorization from the other Party.

	19.10	Nothing in this Agreement, express or implied, will give to any person, other than the Parties and their permitted successors and/or assigns under this Agreement, any benefit or any legal or equitable right, remedy or claim under this Agreement.

20.	Governing Law, Arbitration. This Agreement shall be governed by the laws of the state of Tennessee, USA. Parties agree that all disputes arising out of or concerning the terms of this Agreement will be subject solely to binding arbitration. The arbitrator selection and conduct of the arbitration will be pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The place of the arbitration shall be in Williamson County, Tennessee and judgment on the award may be entered in any court having jurisdiction thereof. If either Party believes it is necessary to undertake discovery on asserted statutory claims, such Party shall apply to the arbitrator(s) for rights to undertake discovery and the arbitrator shall allow discovery sufficient for either Party to adequately arbitrate, vindicate or defend the statutory claims, including access to essential documents and witnesses. At the conclusion of the arbitration, the arbitrator(s) shall issue a decision in writing setting forth the essential findings and conclusions, and this decision is subject to review, confirmation, correction or vacation. The prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs incurred including staff time, court costs, attorney’s fees, and all other related expenses incurred in such arbitration.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have, by their duly authorized officers, executed this Agreement effective as of the date first written above.

ISFLST, Inc:

By:	/s/ Barry Lingelbach

Name:	Barry Lingelbach

Title:	President & Co-Founder

Date:	09/07/24

Mangoceuticals, Inc:

By:	/s/ Jacob Cohen

Name:	Jacob Cohen

Title:	CEO

Date:	09/07/24

Exhibit A: List of Products

Product	Product Description
MangoRx Grow	Minoxidil 2.5mg / Finasteride 1mg / Biotin 1mg / Vitamin D3 2000IU (30 Chewable Tablets)

Mango T10	Tadalafil 10mg / Oxytocin 100IU / L-Arginine 50mg (6 Oral Dissolvable Tablets)

Mango T20	Tadalafil 20mg / Oxytocin 100IU / L-Arginine 50mg (6 Oral Dissolvable Tablets)

Mango S10	Sildenafil 10mg / Oxytocin 100IU / L-Arginine 50mg (6 Oral Dissolvable Tablets)

Mango S20	Sildenafil 20mg / Oxytocin 100IU / L-Arginine 50mg (6 Oral Dissolvable Tablets)

Mango Nutraceutical	TBD (6 Oral Dissolvable Tablets)

Mango Slim 0.5	Slim-0.5 Semaglutide 0.5mg / Vitamin B6 10mg (30 Oral Dissolvable Tablets)

Mango Slim 1.0	Slim-1.0 Semaglutide 1.0mg / Vitamin B6 10mg (30 Oral Dissolvable Tablets)

Mango Slim 1.5	Slim-1.5 Semaglutide 1.5mg / Vitamin B6 10mg (30 Oral Dissolvable Tablets)

Mango Slim 2.0	Slim-2.0 Semaglutide 2.0mg / Vitamin B6 10mg (30 Oral Dissolvable Tablets)

Mango Trim 3.0	Tirzepatide 3mg (30 Oral Dissolvable Tablets)

Mango Trim 4.0	Tirzepatide 4mg (30 Oral Dissolvable Tablets)

Mango Trim 5.0	Tirzepatide 5mg (30 Oral Dissolvable Tablets)

* All pricing to be determined on a Purchase Order basis and will be subject to availability and volume requirements.

* All pricing will be inclusive of final product, packaging and fulfillment. Shipping, freight and/or duty expenses will be invoiced by the Supplier separately.

* Distributor responsible for obtaining all necessary licenses and approvals for importing and Supplier to assist by providing all necessary and required documentation

* Supplier will work with Distributor to create additional products not listed above based on special request

Exhibit B: Market

During the Term, and limited to the Territory, Distributor shall be authorized to sell and distribute the Products to the following:

1.	Asia Pacific, specifically:
	•	Mainland and all provinces of China
	•	Korea
	•	Japan
	•	Singapore
	•	Thailand
	•	Vietnam
	•	Philippines
	•	Taiwan
	•	Malaysia
	•	Indonesia

2.	Latin America (excluding Mexico):
	•	Caribbean
	•	South America
	•	Central America

Any sales in the US will be handled under a separate agreement and are not contemplated in this Distribution Agreement.